                                                                  Exhibit No. 23


                      CONSENT OF INDEPENDENT ACCOUNTANTS


ICF Kaiser International, Inc. 401(k) Plan Committee
     Fairfax, Virginia

     We consent to the incorporation by reference in the registration statement of ICF Kaiser International, Inc. on Form S-8 (No. 33-51460) of our report dated June 19, 1998, on our audits of the statements of net assets available for benefits of the ICF Kaiser International, Inc. Section 401(k) Plan as of December 31, 1997 and 1996 and the related statement of changes in net assets available for benefits for the year ended December 31, 1997, which report is included in this annual report on Form 11-K.


                                     Coopers & Lybrand L.L.P.


McLean, Virginia
June 25, 1998